Exhibit 99.1

TAMARAC, INC.

Consolidated Financial Statements

Year Ended December 31, 2011

TAMARAC, INC.

Independent Auditors’ Report

Board of Directors

Tamarac, Inc.

Seattle, Washington

We have audited the accompanying consolidated balance sheet of Tamarac, Inc. (the “Company”) as of December 31, 2011, and the related consolidated statement of operations, redeemable preferred stock and stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tamarac, Inc. as of December 31, 2011, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

June 4, 2012

TAMARAC, INC.

Consolidated Balance Sheet

December 31,	2011
Assets

Current Assets
Cash and cash equivalents	$2,597,492
Accounts receivable	211,628
Prepaid expenses and other current assets	180,649

Total Current Assets	2,989,769

Property and equipment, net	268,726
Internal-use software, net	1,711,354

Total Assets	$4,969,849

Liabilities, Redeemable Preferred Stock, and Stockholders’ Deficit

Current Liabilities
Accounts payable	$167,966
Accrued expenses	1,220,351
Deferred revenue	3,889,360

Total Current Liabilities	5,277,677

Long-term deferred revenue	19,867
Warrant liability	719,125
Long-term debt	1,876,389

Total Liabilities	7,893,058

Commitments (Note 6)

Redeemable Preferred Stock
Series A convertible preferred stock, $.001 par value, authorized 17,500,000 shares; 9,711,175 shares issued and outstanding (aggregate liquidation preference $9,225,616)	8,764,738
Series B convertible preferred stock, $.001 par value, authorized 5,000,000 shares; 3,465,344 shares issued and outstanding (aggregate liquidation preference $3,499,997)	3,499,997
Series C convertible preferred stock, $.001 par value, authorized 3,500,000 shares; 1,625,111 shares issued and outstanding (aggregate liquidation preference $1,641,362)	1,620,013
Series C-1 convertible preferred stock, $.001 par value, authorized 2,000,000 shares; 1,738,695 shares issued and outstanding (aggregate liquidation preference $3,112,264)	3,033,410

Total Redeemable Preferred Stock	16,918,158

Stockholders’ Deficit
Common stock, $.001 par value, authorized 56,000,000 shares; 1,879,904 shares issued and outstanding	1,880
Additional paid-in capital	236,551
Accumulated deficit	(20,079,798)

Total Stockholders’ Deficit	(19,841,367)

Total Liabilities, Redeemable Preferred Stock and Stockholders’ Deficit	$4,969,849

See accompanying notes to consolidated financial statements.

TAMARAC, INC.

Consolidated Statement of Operations

Year ended December 31,	2011
Revenues	$9,426,010
Cost of revenue	4,453,683

Gross profit	4,972,327

Operating Expenses
Sales and marketing	3,019,259
Research and development	2,305,587
General and administrative	2,483,820

Total Operating Expenses	7,808,666

Loss from Operations	(2,836,339)

Other Income (Expense), net
Interest income	3,016
Change in fair value of warrant liability	(669,125)
Interest expense	(206,667)

Net Loss	$(3,709,115)

See accompanying notes to consolidated financial statements.

TAMARAC, INC.

Consolidated Statement of Redeemable Preferred Stock and Stockholders’ Deficit

	Redeemable Preferred Stock
	Series A		Series B		Series C		Series C-1		Common Stock		Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances, January 1, 2011	9,711,175	$8,764,738	3,465,344	$3,499,997	1,625,111	$1,620,013	—	$—	1,861,093	$1,861	$253,373	$(16,370,683)	$(16,115,449)

Issuance of common stock									18,811	19	12,020		12,039
Issuance of Series C-1 Preferred Stock, net of issuance costs of $78,861	—	—	—	—	—	—	1,738,695	3,033,410	—	—	—	—	—
Reclassification of preferred stock warrants to liabilities	—	—	—	—	—	—	—	—	—	—	(50,000)	—	(50,000)
Share-based compensation	—	—	—	—	—	—	—	—	—	—	21,158	—	21,158
Net loss	—	—	—	—	—	—	—	—	—	—	—	(3,709,115)	(3,709,115)

Balances, December 31, 2011	9,711,175	$8,764,738	3,465,344	$3,499,997	1,625,111	$1,620,013	1,738,695	$3,033,410	1,879,904	$1,880	$236,551	$(20,079,798)	$(19,841,367)

See accompanying notes to consolidated financial statements.

TAMARAC, INC.

Consolidated Statement of Cash Flows

Year ended December 31,	2011
Operating Activities
Net loss	$(3,709,115)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	21,158
Stock issued in lieu of cash bonus	12,039
Amortization of debt discount	16,667
Depreciation and amortization	670,627
Noncash warrant liability expense	669,125
Changes in operating assets and liabilities:
Accounts receivable	341,135
Prepaid expenses and other current assets	(69,711)
Accounts payable	26,216
Deferred revenue	584,694
Accrued expenses	404,945

Net Cash Used in Operating Activities	(1,032,220)

Investing Activities
Capital expenditures for internal-use software	(1,204,152)
Collection of notes receivable	144,375
Capital expenditures for property and equipment	(195,904)

Net Cash Used in Investing Activities	(1,255,681)

Financing Activities
Proceeds from issuance of preferred stock	3,033,410

Net Cash Provided by Financing Activities	3,033,410

Net Increase in Cash and Cash Equivalents	745,509
Cash and Cash Equivalents, beginning of year	1,851,983

Cash and Cash Equivalents, end of year	$2,597,492

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$190,000

See accompanying notes to consolidated financial statements.

TAMARAC, INC.

Notes to Consolidated Financial Statements

1. Nature of Business and Significant Accounting Policies

Nature of Business

Tamarac, Inc. (“the Company”) was incorporated in 2000, and is headquartered in Seattle, Washington. The Company provides investment portfolio management technology that enables investment managers to provide customized, tax-efficient, individual account management to a multitude of clients. The Company’s technology assists investment management firms in managing clients through automation of investment management, modeling, tax-efficiency, trading, and compliance functions of their business. The Company also provides outsourced portfolio accounting services, customer relationship management (“CRM”), and proprietary performance reporting software that enables investment advisors to generate customizable reports on daily portfolio performance.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Tamarac Advisor Services, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents for purposes of the statements of cash flows. The Company regularly has cash and cash equivalents in excess of federally insured limits.

Accounts Receivable

Accounts receivable amounts are stated at their face amounts less any allowance. Provisions for doubtful accounts are estimated based on assessment of the probable collection from specific customer accounts, the aging of the accounts receivable, analysis of credit memo data, bad debt write-offs, and other known factors. If an account was determined to be uncollectible (payment has not been made in accordance with contract terms), it would be written off against the allowance. As of December 31, 2011, management determined no allowance for doubtful accounts was required.

The Company typically bills customers in advance for accounts receivable as recorded upon commencement of the license term.

Internal-Use Software

The Company accounts for costs related to internal-use software in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350 (formerly AICPA Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use). The Company incurs costs to develop software for internal use. The Company expenses all costs that relate to the planning, pre-development and post-implementation phases of development. Costs incurred in the development phase are capitalized and amortized over the product’s estimated useful life, which the Company has determined to be three years.

TAMARAC, INC.

Notes to Consolidated Financial Statements

Property and Equipment

Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets, which are generally three to five years.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Share-based Compensation

The Company accounts for share-based payments (primarily stock options and warrants) under the guidance of ASC 718 (formerly (“SFAS”) No. 123(R), Share-Based Payment) which requires measurement of compensation cost for all share-based payment awards at fair value on the date of grant and recognition of compensation cost over the requisite service period (typically the vesting period) for awards expected to vest. The fair value of stock options and warrants is determined using the Black-Scholes valuation model.

Revenue Recognition

The Company generates revenue from (1) subscriptions fees from customers accessing its online software hosted by the Company (“online subscription fees”), (2) implementation and consulting services (“services”), and (3) bundled online subscription fees and services.

Effective January 1, 2011, the Company adopted Accounting Standards Update 2009-13 (“ASU 2009-13”), Revenue Arrangements with Multiple Deliverables, on a prospective basis. ASU 2009-13 requires an entity to allocate arrangement consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices. The new accounting pronouncement requires an entity to allocate revenue in an arrangement using the estimated selling price (“ESP”) of deliverables if it does not have vendor-specific objective evidence (“VSOE”) or third-party evidence (“TPE”) of selling price. The adoption of ASU 2009-13 did not have a material impact on the Company’s consolidated financial statements.

VSOE is the price charged when the same or similar product or service is sold separately. Many of the Company’s contracts renew automatically at the same rate as the original contract. The Company defines VSOE as the renewal rates of the standalone transactions.

TPE is determined based on the prices charged by the Company’s competitors for a similar deliverable when sold separately. However, due to the difficulty in obtaining sufficient information on competitor pricing and differences in the Company’s product offerings when compared with those of the Company’s peers, the Company generally is unable to reliably determine TPE.

ESP is the Company’s best estimate of the selling price of an element in a transaction involving multiple deliverables. If the Company is unable to establish selling price using either VSOE or TPE, the Company uses ESP in the allocation of arrangement consideration. The objective of ESP is to determine the price at which the Company would transact business if the product or service were sold on a standalone basis. The Company determines ESP based on revenue price drivers applied within a narrow range. ESP for services is established using standard hourly rates for services performed.

TAMARAC, INC.

Notes to Consolidated Financial Statements

For multiple element arrangements, the consideration allocated to online subscription fees is recognized on a straight line basis over the initial contract period, which typically ranges from one to five years and commences with the completed implementation date for the related product. The Company generally recognizes revenue for consideration allocated to implementation and consulting services in a multiple element arrangement as services are performed because these services have standalone value separate from the online subscription fees.

Single element arrangements typically consist of renewals for online subscription fees or consulting services. Under these single element arrangements, revenue from subscription fees is recognized over the related renewal period and revenue from consulting services is recognized as services are performed.

The Company recognizes revenue when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists

•	Delivery has occurred

•	The fee is fixed and determinable; and

•	Collectability is reasonably assured.

Deferred revenue consists of subscription fee payments received in advance from customers.

There was no material change to the pattern or timing of revenue recognition for either online subscription fees or services as a result of adopting ASU 2009-13.

Cost of revenue

The Company classifies payroll costs related to the Company’s professional services to cost of revenue and also classifies costs directly attributable to providing its hosted software solutions to its customers as cost of revenue.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense incurred during the year ended December 31, 2011 totaled $31,861.

Income Taxes

The Company accounts for income taxes under an asset and liability approach that requires recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax laws or rates. The Company establishes a valuation allowance to the extent that it is more likely than not that deferred tax assets will not be utilized against future taxable income.

TAMARAC, INC.

Notes to Consolidated Financial Statements

Liquidity and Acquisition

On May 1, 2012, Envestnet Inc. (“Envestnet”) completed the merger of the Company (the “Merger”) pursuant to a merger agreement (the “Agreement”) dated February 16, 2012. As a result of the Merger, the Company will continue as a wholly owned subsidiary of Envestnet. Under the terms of the Agreement, all outstanding shares of the Company were purchased for approximately $54 million in cash, subject to certain post-closing adjustments.

2. Property and Equipment, net

Property and equipment consist of the following:

December 31,	2011
Computer equipment	$427,035
Furniture and other equipment	240,508
Software	60,454

727,997
Less: accumulated depreciation and amortization	(459,271)

$268,726

Depreciation expense for property and equipment totaled $146,615 for the year ended December 31, 2011.

3. Internal-Use Software

Internal use software consists of the following:

December 31,	2011
Internal-use software	$2,408,418
Less: accumulated depreciation and amortization	(697,064)

$1,711,354

Amortization expense for internal-use software totaled $524,012 for the year ended December 31, 2011.

4. Long-Term Debt

In April and May 2008, the Company entered into loan agreements for a total of $1,500,000 in notes payable. The notes bear interest at 10.00% per annum and are secured by substantially all assets of the Company. The notes are payable in interest with only monthly payments until the due date, at which time the principal amount and any accrued interest are due in full. On April 1, 2011 the Company entered into an Amended Secured Promissory Note Agreement that extended the due date of these notes payable to May 31, 2014.

TAMARAC, INC.

Notes to Consolidated Financial Statements

In May 2010, the Company entered into further loan agreements for notes payable with a face value of $400,000. The notes bear interest at 10.00% per annum and are secured by substantially all assets of the Company. The notes are payable in interest with only monthly payments until May 2013, at which time the principal amount and any accrued interest are due in full. The Company issued warrants to purchase 99,008 shares of its Series C convertible preferred stock as additional consideration for the loan agreement. Upon issuance of the notes, the fair value of the warrants was determined to be $50,000 which was recognized as a discount on the notes.

		Amortization	Carrying value
	Carrying value	of debt	at December
	at January 1,	discount	31,
2011
Notes Payable	$1,900,000	$—	$1,900,000
Discount on debt	(40,278)	16,667	(23,611)

Carrying value	$1,859,722	$16,667	$1,876,389

5. Income Taxes

The Company is liable for taxes in the United States. For the year ended December 31, 2011, the Company did not have any income for income tax purposes and, therefore, no tax liability or expense has been recorded in these financial statements. For the year ended December 31, 2011, the primary difference between the federal rate and statutory rate relates to the change in valuation allowance on the deferred tax assets.

The tax effects of significant items comprising the Company’s deferred taxes are as follows:

December 31,	2011
Deferred income tax assets:
Net operating loss carry forwards	$6,709,327
Accrued expenses and reserves	335,403

Deferred income tax assets	7,044,730

Deferred income tax liabilities:
Basis difference in fixed assets	552,411

Net deferred tax assets before valuation allowance	6,492,319
Less: valuation allowance	(6,492,319)

Net deferred tax assets	$—

ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carry forwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carry forward period. Because of the

TAMARAC, INC.

Notes to Consolidated Financial Statements

Company’s recent history of operating losses, management believes that recognition of the deferred tax assets arising from the above-mentioned future tax benefits is currently not likely to be realized and, accordingly, has provided a valuation allowance. The deferred tax asset valuation allowance increased by $1,033,389 from 2010 to 2011.

At December 31, 2011, the Company had net operating loss carry-forwards that are available to offset future taxable income of approximately $19,733,316. The tax net operating losses expire in 2020 through 2031.

The Company follows the provisions of ASC 740, Accounting for Income Taxes with respect to uncertain tax positions. The guidance specifies how tax benefits for uncertain tax positions are to be recognized, measured, and recorded in financial statements; requires certain disclosures of uncertain tax matters, specifies how reserves for uncertain tax position should be classified on the statement of financial position, and provides transition and interim period guidance, among other provisions. Interest and penalties related to any tax contingencies would be included in income tax expense. The Company has no uncertain tax positions at December 31, 2011.

6. Commitments

The Company entered into an operating lease agreement for office space that serves as the current headquarters of the Company with an original term of August 1, 2006 through November 30, 2011. During 2011, the Company extended the lease through May 31, 2012. On July 1, 2011, the Company entered into an operating lease agreement for office space in Raleigh, North Carolina. It serves as an auxiliary customer service office.

Rent expense was $200,838 for the year ended December 31, 2011.

The following is a schedule of future minimum rental payments due under non-cancelable leases with initial or remaining terms in excess of one year:

Year ending December 31,
2012	$410,355
2013	421,410
2014	529,116
2015	634,678
2016	783,425
Thereafter	5,143,842

$7,922,826

The schedule above includes amounts related to the Company’s new lease for its headquarters in Seattle, Washington, which was executed on February 16, 2012 and has a term of June 1, 2012 through May 31, 2023.

7. Fair Value Measurements

Generally accepted accounting principles (GAAP) have established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to observable inputs (level 3 measurements). The three levels of the fair value hierarchy are described below:

TAMARAC, INC.

Notes to Consolidated Financial Statements

Basis of Fair Value Measurement

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices in markets that are not considered to be active or financial instruments for which all significant inputs are observable, either directly or indirectly;

Level 3: Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The only financial instrument the Company had outstanding were warrant liabilities, which are discussed in further detail in Note 9. The warrants are carried at fair value and are classified as Level 3 fair value measurements due to the use of significant inputs. There are no financial instruments for which Level 1 or Level 2 fair value measurements were applied.

8. Stockholders’ Deficit

Preferred Stock

Series A, Series B, Series C, and Series C-1 Preferred Stock

The Company completed a private placement authorizing the issuance and sale of a total of 1,738,695 shares of Series C-1 convertible preferred stock (“Series C-1”) at $1.79 per share in 2011.

Pertinent rights, preferences, and privileges of Series A convertible preferred stock (“Series A”), Series B convertible preferred stock (“Series B”), Series C convertible preferred stock (“Series C”), and Series C-1 are as follows:

Dividends

Holders of Series A, Series B, Series C, and Series C-1 have preferential rights to dividends at the rate of $0.076, $0.081, $0.081, and $0.143, respectively, per share per annum, when and if declared, over common stockholders, if approved by the Board of Directors. The right to receive dividends is not cumulative.

Conversion

At any time after the date of issuance, each share of Series A, Series B, Series C, and Series C-1, at the option of the holders, shall be converted to common stock of the Company using the formula provided in the Company’s Articles of Incorporation (currently at an initial conversion

TAMARAC, INC.

Notes to Consolidated Financial Statements

price of $0.95, $0.71, $0.71, and $1.26, respectively, subject to adjustment), or automatically upon the closing of an initial public offering with an aggregate offering price to the public of greater than $20 million of the Company’s common stock, or upon the approval of the holders of a majority of the outstanding shares of Series A, Series B, Series C, and Series C-1 preferred stock, or upon conversion of two-thirds of preferred shares originally issued.

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A, Series B, Series C, and Series C-1 have preferential rights over common stockholders to liquidation payments in the amount of $0.95, $1.01, $1.01, and $1.79, respectively, per share plus all declared but unpaid dividends on such shares, if any. Upon completion of such a distribution, the remaining assets of the Company shall be distributed among the holders of Series A, Series B, Series C, Series C-1, and common stock pro rata based on the number of shares of common stock held by each (assuming the conversion of all shares of Series A, Series B, Series C, and Series C-1 into shares of common stock at the conversion prices provided). Series C-1 has liquidation preference over Series C, Series B, and Series A preferred stock.

Voting

Holders of Series A, Series B, Series C, and Series C-1 are entitled to the number of votes equal to the number of shares of common stock into which their stock could be converted and have voting rights equal to holders of common stock. So long as any shares of the Series A, Series B, Series C, and Series C-1 are outstanding, the holders of a majority of Series A, Series B, Series C, and Series C-1, voting as a separate class, are entitled to elect two members of the Board of Directors.

9. Stock Options and Warrants

2000 Plan

The Company has a 2000 Stock Plan to compensate employees and non-employees for services rendered and has reserved 1,475,000 shares of common stock for option grants or stock purchase rights under this plan. In general, options are granted with exercise prices equal to the estimated fair value of the underlying common stock on the grant date and expire ten years from the date of grant.

As of December 31, 2011, there were 11,489 options outstanding and exercisable under the 2000 Stock Plan with a weighted-average exercise price of $0.42 and a weighted average remaining contractual term of 0.37 years.

Options under this plan were granted prior to the Company’s implementation of ASC 718 and grants are no longer being made under this plan. No options were granted under this plan in 2011.

2007 Plan

The Company has a 2007 Stock Plan to compensate employees and non-employees for services rendered and has reserved 2,000,000 shares of common stock for option grants or stock purchase rights under this plan. In general, options are granted with exercise prices equal to the estimated fair value of the underlying common stock on the grant date and expire ten years from the date of grant. Exercise prices for stock options granted under this plan are equal to the fair value of the underlying common stock at the date of grant.

TAMARAC, INC.

Notes to Consolidated Financial Statements

A summary of stock option activity under the 2007 Stock Plan is as follows:

			Weighted
		Weighted	Average
		Average	Remaining
		Exercise	Contractual
	Options	Price	Term (years)
Options outstanding at December 31, 2010	1,362,002	$0.17	6.73
Granted	200,000	0.64	3.8

Options outstanding at December 31, 2011	1,562,002	$0.23	5.06

Options exercisable at December 31, 2011	1,098,324	$0.16	6.75

All options outstanding at December 31, 2011 are expected to vest in full.

Of the 1,562,002 options outstanding, 766,166 options vest based on a formula that is based on certain revenue thresholds being achieved and are eligible to vest over a 4 year period. The Company recognizes an expense at the time vesting is probable. The remaining 795,836 options vest over a 4 year service period. All options have a 10 year contractual term. The only exceptions are the 200,000 options granted in 2011, which have a 4 year contractual term. In connection with the Merger, all outstanding options became fully vested and exercisable as of the closing of the Merger on May 1, 2012.

The Company determines the fair value of its stock options using the Black-Scholes valuation model. The following assumptions were used to estimate the fair value of options granted:

Year ended December 31,	2011
Average risk-free interest rate	0.77%
Volatility	38.45%
Expected term (in years)	4.00
Dividend Rate	—

For the year ended December 31, 2011, compensation cost charged to operations for stock option grants was $21,158. The weighted average grant date fair value of stock options granted during the year ended December 31, 2011 was $0.20. This expense was included in general and administrative expenses. As of December 31, 2011, there was $64,200 total unrecognized compensation cost related to non-vested stock options which is expected to be recognized over a weighted average period of 4.0 years.

TAMARAC, INC.

Notes to Consolidated Financial Statements

Warrants

In 2010, the Company issued warrants to purchase up to 99,008 shares of Series C in conjunction with the May 2010 loan and security agreements described in Note 3. The exercise price of the warrants is $1.01 per share and they are exercisable through May 12, 2020.

The Company also has warrants outstanding allowing the holders to purchase up to 374,999 shares of Series B. The exercise price of these warrants is $1.01 per share and they are exercisable through May 12, 2018.

In the Company’s previously issued financial statements for the years ended December 31, 2010 and 2009, the Company accounted for the warrants as a component of stockholders’ equity (deficit). In 2011, the Company concluded that the warrants should have been classified as liabilities, with changes in their fair value being recorded in the statement of operations, because the underlying preferred stock contains contingent redemption features that are outside of the Company’s control. Therefore, the Company reclassified the warrants from stockholders’ equity to warrant liabilities in the accompanying consolidated financial statements. A total expense of $669,125 was recorded in 2011, included in other income (expense), of which $181,167 was attributable to the change in the fair value of the warrant liabilities for the year ended December 31, 2010. This amount was not considered to be material. The Company determined the fair value of the preferred stock warrants using the Black-Scholes valuation model.

The fair value of the Company’s preferred stock warrants measured on a recurring basis is as follows:

December 31, 2011	Total	Level 1	Level 2	Level 3
Liabilities:
Warrant liabilities	$719,125	$—	$—	$719,125

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities:

December 31,	2011
Fair value – beginning of period (as reported)	$—
Reclassification from stockholders’ equity to liabilities	50,000
Change in fair value of Level 3 liabilities	669,125

Fair value – end of period	$719,125

TAMARAC, INC.

Notes to Consolidated Financial Statements

The following assumptions were used to estimate the fair value of the warrants as of December 31, 2011:

Year ended December 31,	2011
Average risk-free interest rate	1.46%
Volatility	39.40%
Expected term (in years)	7.42
Dividend Rate	—

10. Related Party Transaction

During the year ended December 31, 2011, the Company paid consulting fees of $7,500 each, for $15,000 in total, to two related parties, which are Board members.

11. Concentrations

As of December 31, 2011, the Company had outstanding balances from three customers that individually were more than 10% of total accounts receivable. These amounts represented 28%, 19%, and 17% of total accounts receivable. The Company did not recognize revenue from any customer that accounted for more than 10% of total revenue in 2011.

12. Subsequent Events

Under ASC 855, the Company performed an analysis of subsequent events through June 4, 2012 when the financial statements were available to be issued.